Charles J. Dockendorff Elected to Hologic Board of Directors

MARLBOROUGH, Mass., May 16, 2017 /PRNewswire/ -- Hologic, Inc. (Nasdaq: HOLX) announced today that Charles J. Dockendorff has been elected to the Company's Board of Directors, effective immediately. Mr. Dockendorff also was appointed to the Company's Audit and Finance Committee.

Mr. Dockendorff, who has more than 25 years of experience in the global healthcare industry, was formerly the Executive Vice President and Chief Financial Officer of Covidien, a public medical device and supplies company acquired by Medtronic in 2015. At Covidien, Mr. Dockendorff was responsible for global financial management activities, including corporate accounting, tax, treasury, financial planning and investor relations, as well as internal audit and information services. Mr. Dockendorff joined Kendall Healthcare Products Company, the foundation of Covidien formerly known as Tyco Healthcare, in 1989 as controller. He was appointed CFO of Covidien in 1995 and held that position throughout the company's growth from $600 million in revenue to a diverse, $10 billion healthcare products leader.

"We're thrilled to welcome Chuck to Hologic's Board of Directors," said Steve MacMillan, the Company's Chairman, President and Chief Executive Officer. "As a proven business leader who brings a strong track record of value creation, Chuck's financial acumen and depth of experience in operations and strategy are a welcome addition to our Board."

Mr. Dockendorff is also a Director of Boston Scientific, Haemonetics, and Keysight Technologies. He is a Certified Public Accountant and holds a Bachelor's degree in Business Administration and Accounting from the University of Massachusetts, as well as a Master of Science degree in Finance from Bentley College.

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems for breast and skeletal health, GYN surgical products and medical aesthetic systems. With a broad range of market-leading technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which such statements are based.

Contact

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588